Exhibit 2.1

AMENDMENT NO. 1 TO THE
AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) dated as of December 14, 2010 to the Agreement and Plan of Merger dated November 10, 2010 (the “Merger Agreement” or the “Agreement”) by and among Primus Telecommunications Group, Incorporated, a Delaware corporation (“Parent”), PTG Investments, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Arbinet Corporation, a Delaware corporation (the “Company”).

Whereas, Parent, Merger Sub and the Company have discovered certain ambiguities in need of clarification in the text of the provisions of the Merger Agreement and desire to amend the Merger Agreement to make such clarifications.

Now, therefore, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

AGREEMENT:

Section 1.1 Definitions; References. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement. Each reference to “hereof,” “herein” and “hereunder” and words of similar import when used in the Merger Agreement shall refer to the Merger Agreement, as amended by this Amendment. For purposes of clarity, references to the date of the Agreement, as amended hereby, and references to “the date hereof” and “the date of this Agreement” shall in all instances continue to refer to November 10, 2010.

Section 1.2 Amendment to Section 5.1. The last paragraph of Section 5.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding any of the foregoing provisions of this Section 5.1, prior to the Closing, the Company may, at its sole option or not at all, either spin-off to its stockholders, or sell to a third party for cash, the Company’s patents, listed under items 3, 4 and 5 of Schedule 3.16(b), and any rights arising from such patents (any sale to a third party for cash is referred to herein as the “IP Sale”), provided, that (x) any spin-off or the IP Sale shall not result in any residual liability to the Company or any Company Subsidiary (other than costs, fees, expenses and Taxes taken into account as set forth in the following clause (y)), (y) all transaction costs, fees and expenses (which for purposes of clarity shall exclude the appraiser’s fees contemplated in the following clause (z)) and the gross Tax liabilities of the Company (except to the extent offset by net operating losses) attributable to any such spin-off or IP Sale shall not exceed $350,000 in the aggregate and (z) in connection with any such spin-off, the Company shall have obtained an appraisal, from an independent third party appraiser, of the value of such patents and rights subject to such spin-off, and such valuation shall be used for all related Tax reporting purposes.  For the avoidance of doubt, the only assets of the Company and any Company Subsidiary that may be spun-off or sold pursuant to this paragraph of Section 5.1 are the Company’s patents listed under items 3, 4 and 5 of Schedule 3.16(b) and the rights arising from such patents.  The amount of the proceeds from the IP Sale, after deduction for all related transaction costs, fees and expenses and gross Tax liabilities attributable to the IP Sale, will either, at the Company’s sole discretion, be (i) distributed to the Company’s stockholders prior to the Closing or (ii) added, dollar for dollar, to the Aggregate Cash-Value Merger Consideration.  Prior to the consummation of any such spin-off of the Company’s patents or any IP Sale, the Company shall have first granted to Parent (for its benefit, and the benefit of its affiliates and assignees of the rights under such license) a royalty-free, worldwide, assignable (on a non-exclusive basis) and perpetual license and right to use any and all such patents and associated rights, provided, that in the course of the negotiation, drafting and creation of such license agreement and the documents that will effectuate the spin-off or the IP Sale, the Company shall keep Parent apprised of the status of such negotiation, drafting and creation of such documents, and, among other things, shall promptly provide all drafts of such documents and take into consideration, in good faith, any comments received from Parent with respect to such documents.  As part of such license agreement, to the extent legally possible, the Parent and its affiliates and assignees of the rights under such license shall be deemed to have had the right to use such patents and associated rights since the creation of each of such patents and its associated rights.

Section 1.3 Amendment to Section 9.4. The last sentence of the definition of Company Material Adverse Effect in Section 9.4(g) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Notwithstanding any of the foregoing, it shall constitute a Company Material Adverse Effect if the sum of the Cash and Cash Equivalents of the Company and the Company Subsidiaries on a consolidated basis and the Marketable Securities, as of the Determination Date, as contemplated by Section 6.13, less (x) all indebtedness then outstanding and (y) all unpaid transaction costs, fees and expenses and gross Tax liabilities of the Company (except to the extent offset by net operating losses) attributable to any IP Sale or any spin-off of the Company’s patents as contemplated by the last paragraph of Section 5.1, and after taking into account the provisions of Section 5.3 (including the adjustments contemplated therein), is less than $9,500,000 (provided that such $9,500,000 shall be reduced by the actual transaction costs, fees and expenses and gross Tax liabilities of the Company (except to the extent offset by net operating losses) attributable to any IP Sale or any spin-off of the Company’s patents as contemplated by the last paragraph of Section 5.1 that have been incurred and actually paid, provided in no event shall more than $350,000 be subtracted from such $9,500,000), excluding all costs incurred by the Company in connection with the Merger and the transactions contemplated by this Agreement, which excluded costs include all legal fees, banker fees, accounting fees, the appraiser’s fees for the appraisal required under clause (z) of the last paragraph of Section 5.1, and other professional services fees.

Section 1.4 No Further Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect.

Section 1.5. Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall for all purposes be deemed to be in full force and effect from and after the original execution of the Merger Agreement by the parties thereto.

Section 1.6 Headings. The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

Section 1.7 Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 1.8 Governing Law; Jurisdiction and Venue. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Amendment shall be heard and determined in the Delaware Court of Chancery or a federal district court located in Delaware. Each of Parent, Merger Sub and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery or a federal district court located in Delaware for any litigation arising out of or relating to this Amendment and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery or a federal district court located in Delaware and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.

Section 1.9 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 1.10 Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this document to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:	/s/ Peter D. Aquino
Name: Peter D. Aquino
Title: Chairman, Chief Executive Officer and
President

PTG INVESTMENTS, INC.

By:	/s/ Peter D. Aquino
Name: Peter D. Aquino
Title: President

ARBINET CORPORATION

By:	/s/ Shawn F. O’Donnell
Name: Shawn F. O’Donnell
Title: Chief Executive Officer and President